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                                                                   EXHIBIT 2.2


                                   PROMISSORY NOTE

                               Los Angeles, California

$1,158,000.00                                                December 31, 1996

    FOR VALUE RECEIVED, the undersigned ("MAKER") promises to pay to the order of OSP Publishing, Inc. ("PAYEE"), at 5548 Lindbergh Lane, Bell, California 90201, or at such other address as the holder of this Promissory Note shall direct, the sum of One Million One Hundred Fifty-Eight Thousand Dollars ($1,158,000.00) on or before February 28, 1997 (the "DUE DATE").

    This Promissory Note shall not bear interest except if payment is not made on the Due Date. If said payment is not made on the Due Date as provided herein, the entire unpaid amount shall bear interest at the rate of ten percent (10%) per annum until paid in full at the option of the holder.

    In the event of a default of payment by Maker on the Due Date, Payee may, at its option, elect to foreclose upon its security and, in such event, this Note shall be considered non-recourse and there shall be no further obligation of Maker hereunder.

    Payment on this Promissory Note shall be payable in lawful money of the United States of America.

    Maker agrees to pay all costs and expenses (including without limitation attorneys' fees) incurred by Payee in connection with or related to this Promissory Note, or its enforcement.

    In the event any one or more of the provisions of this Promissory Note shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Promissory Note and the remaining provisions of this Promissory Note shall remain in full force and effect.

    No waiver or modification of any of the terms or provisions of this Promissory Note shall be valid or binding unless set forth in a writing signed by a duly authorized officer of Payee, and then only to the extent therein specifically set forth.

    This Promissory Note is personally guaranteed by Stanley DeSantis, an individual, who has pledged fifty-one percent (51%) of his common stock in Maker to secure said Personal Guaranty.

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    This Promissory Note is payable in, and shall be governed by the laws of, the State of California.

                                              STANLEY DESANTIS, INC.
                                              a California corporation


                                              By /s/ Stanley DeSantis
                                                ------------------------------
                                                Stanley DeSantis, President



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